EXHIBIT 99

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CEL-SCI CORPORATION
8229 Boone Boulevard
Suite 802                                                COMPANY CONTACT:
Vienna, VA  22182.  USA                                  Gavin de Windt
Telephone (703) 506-9460                                 CEL-SCI Corporation
www.cel-sci.com                                          (703) 506-9460

            CEL-SCI GIVES UPDATE ON PARTIAL CLINICAL HOLD ON PHASE 3
                   HEAD AND NECK CANCER STUDY WITH MULTIKINE

Vienna, VA, March 6, 2017 - CEL-SCI Corporation (NYSE MKT: CVM) announces that it has received the official minutes from its February 8, 2017 meeting with the U.S. Food and Drug Administration (FDA) in regards to the partial clinical hold placed on the Phase 3 head and neck cancer study with CEL-SCI's investigational drug Multikine* (Leukocyte Interleukin, Injection) on September 26, 2016. Pursuant to this partial clinical hold, patients currently receiving study treatments can continue to receive treatment at the discretion of their physicians and with their consent, and patients already enrolled in the study will continue to be followed. 928 patients are enrolled in this study.

The purpose of the Type A (face-to-face) meeting with the FDA was to allow an open and frank discussion of the clinical hold issues raised by the FDA and to secure the FDA's input and clarification on how to address the partial hold issues. The Action Items for CEL-SCI to pursue per the minutes from the FDA are the following:

     1) Provide an updated Investigator's Brochure and current procedures for compliance with requirements under 21 CFR 312 Subpart D to address the partial clinical hold.

     2) Provide a list of major protocol deviations, which CEL-SCI believes will affect study results, and provide a plan to identify major protocol deviations across all patients enrolled in the Phase 3 protocol.

CEL-SCI is working diligently on responding to all action items.

CEL-SCI is giving the FDA issues top priority. It is our belief that addressing the Action Items listed above will support a favorable decision by the FDA to lift the partial clinical hold. While we think that we have understood the Action Items, it is possible that we have not understood all issues involved. All of our work is subject to the FDA's review of our submission upon its completion and may or may not result in the lifting of the partial clinical hold.

About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Its lead investigational immunotherapy, Multikine (Leukocyte Interleukin, Injection), is currently being studied in a pivotal Phase 3 clinical trial as a potential neoadjuvant treatment for patients with squamous cell carcinoma of the head and neck. Subject to the partial

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clinical  hold,  the study was designed  with the  objective  that, if the study endpoint, which is an improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results will be used to support applications that the Company plans to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world. Additional clinical indications for Multikine that are being investigated include the treatment of cervical dysplasia in HIV/HPV co-infected women, and the treatment of peri-anal warts in HIV/HPV co-infected men and women. A Phase 1 trial of the former indication (treatment of cervical dysplasia in HIV/HPV co-infected women) has been completed at the University of Maryland. The latter indication (treatment of peri-anal warts in HIV/HPV co-infected men and women) is being studied in a Phase 1 trial at the University of California, San Francisco. CEL-SCI has patents on Multikine from the US, Europe, China, and Japan.

CEL-SCI is also developing its pre-clinical L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology for the potential treatment of pandemic influenza in hospitalized patients and as a potential vaccine for the treatment of rheumatoid arthritis.

The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K and 10-K/A for the year ended September 30, 2016. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress and that is currently subject to a clinical hold on enrollment of additional new patients.